LIMELIGHT ANNOUNCES STRATEGIC ADDITIONS TO BOARD OF DIRECTORS TO SUPPORT ITS FOCUS ON FUTURE GROWTH

TEMPE, Ariz., November 12, 2018 – Limelight Networks, Inc. (Nasdaq: LLNW), a leading provider of edge cloud services, today announced that Patricia Hadden, Senior Vice President of Audience Development and Partnerships of NBCUniversal Digital Enterprises, and Marc DeBevoise, President and Chief Operating Officer of CBS Interactive, have joined its Board of Directors.

“We’re excited to have Patricia and Marc join the Limelight board of directors, bringing with them a wealth of experience in the media industry,” said Bob Lento, CEO of Limelight Networks. “Marc’s experience leading major streaming services and prominent streamed events such as the Super Bowl and Grammys and Patricia’s strategic knowledge of the media landscape, plus invaluable experience using consumer insights to drive business growth, will directly benefit Limelight’s customers and our shareholders.”

“Patricia and Marc bring deep industry knowledge with a thorough understanding of the business model and the critical needs of the video content delivery opportunity,” said Walter Amaral, Chairman of Limelight’s Board of Directors. “These new members add to the diversity of executive experience; Patricia and Marc are strong additions to the board to assist in the governance of Limelight and to support the growth of the business.”

As Senior Vice President of Audience Development and Partnerships for Digital Enterprises at NBCUniversal, a media and entertainment company, Ms. Hadden is responsible for growing viewership and monetization for NBCUniversal content on existing and emerging digital platforms. In this role, she also manages the relationships with the company’s key digital investment partners including Snapchat, Buzzfeed and Vox.

Previously, Ms. Hadden was the head of Marketing and User Experience for Seeso, NBCUniversal’s first direct-to-consumer subscription video on demand service, where she was responsible for original series marketing, customer acquisition, retention and the user experience of the company’s SVOD platforms. Before joining NBCUniversal, Ms. Hadden served as Global Chief Marketing Officer for Shazam, a mobile application that recognizes music, television, and media around you. In this role, she was responsible for driving the brand vision, crafting the marketing and communications strategies and leading the overall marketing function for the company. Additionally, Ms. Hadden was Head of Marketing at Ouya, an Android-based gaming console for television.

Ms. Hadden also has extensive experience with television and video from her time at Hulu, a premium video content streaming service, as Head of Content Marketing as well as Content Distribution and Strategic Partnerships. Ms. Hadden also held senior management positions with Home Box Office, the premium cable network, where she was instrumental in the implementation and marketing of revolutionary entertainment products including HBO On Demand and HBO GO.

Ms. Hadden received her B.A. with honors from Middlebury College in Middlebury, Vermont, and her M.B.A. in Marketing and Finance from Columbia Business School in New York.

Mr. DeBevoise is the President and Chief Operating Officer of CBS Interactive (a division of CBS Corporation, NYSE: CBS), the world’s largest publisher of premium digital content and a perennial top 10 Internet company. In this role, Mr. DeBevoise leads strategy and operations for all of CBS Interactive’s businesses, including its 25+ industry-leading web and mobile properties, its direct-to-consumer OTT subscription video on demand and live streaming services, full episode and live event streaming, and TV Everywhere among others.
Mr. DeBevoise is also responsible for the development, creation and oversight of original content across all of CBS Interactive’s platforms. This includes content ranging from original series for CBS All Access to the 24/7 news and sports programming of CBSN and CBS Sports HQ, to social content from The Late Show and The Late Late Show, to the editorial-based content across leading vertical-properties including CNET, TV Guide and GameSpot.
Previously, Mr. DeBevoise held other executive roles at CBS Interactive, including EVP/GM of CBS Digital Media and SVP/GM CBS Entertainment Digital, where he was responsible for the digital media businesses of the CBS TV Network and developed and launched its direct-to-consumer OTT strategy with the creation of CBS All Access and CBSN. Earlier in his career, he was the SVP of Digital Media, Business Development and Strategy for premium subscription service Starz, held various roles at NBCUniversal in both Digital Media and Business Development, and was in the Technology, Media & Telecommunications Investment Banking Group at JPMorgan. Mr. DeBevoise received his B.A. from Tufts University and his M.B.A. with distinction from New York University’s Stern School of Business.

About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of digital content delivery, video, cloud security, and edge computing services, empowers customers to provide exceptional digital experiences. Limelight’s edge services platform includes a unique combination of global private infrastructure, intelligent software, and expert support services that enable current and future workflows. For more information, visit www.limelight.com, follow us on Twitter, Facebook, and LinkedIn.

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